Exhibit 10.1

January 31, 2014

Stephen J. Gilhooly
196 Ridgewood Road
Milton, Massachusetts   02186

Dear Mr. Gilhooly,

It is with great pleasure that 1st Constitution Bank offers you the position of Chief Financial Officer with the official title of Senior Vice President.  We anticipate you joining our organization on or before February 18, 2014.   Your salary compensation will be a base pay of $7,692.31 which when annualized is equivalent to $200,000 per year.   This offer is contingent upon satisfactory completion of our employment background screening.

Please bring 2 forms of identification including your social security card.  Also, if you would like to have your payroll direct deposited into your personal checking account bring a voided check or you may open a 1st Constitution Bank checking account.

Included in our offer is a very comprehensive benefit package.  Eligibility for health, dental and vision coverage will begin the first of the month following two months of employment. We will reimburse you for the cost of continuing such coverage through COBRA benefit continuation provisions of your current employer less the amount you would pay for such coverage under our employee benefit programs. This amount will be reimbursed in the last payroll of each month until you begin coverage in our plans.

Based upon your official title you will receive 4 weeks of vacation for 2014.  Also, you will receive a car allowance of $400.00 per month along with a gas credit card.  A portion of the gas expense is deemed to be a taxable fringe benefit for personal use.

In addition to the benefits I have outlined, you will also be eligible to participate in our cash bonus program for the year 2014 if the Bank meets all of its goals and you meet the goals that we will mutually establish upon your joining the organization.  Your cash bonus will be based on your production and overall performance for the year 2014.

Upon your joining the organization you will receive stock options of 3000 shares of 1st Constitution Bancorp common stock, of which 20% will vest immediately and the remainder will vest 20% per year on the anniversary of the award date.  To be totally vested upon the fourth anniversary of the award.

You will also be eligible to participate in the yearly stock grant and stock option programs that are also based upon production and overall performance.

Eligibility for the 401(K) plan is following the completion of 6 months of employment with entry dates set on a monthly basis.  The bank will match 50% of your elective deferrals up to your first 6% of compensation.  Our plan does allow for immediate rollovers from other qualified 401(k) plans.

1st Constitution Bank will provide temporary housing for a 30 day period and also reimburse up to $5,000 in moving expense for relocation.

Your employment with the Bank is “at-will” which means that either you or the Bank can terminate your employment with the Bank at any time and for any reason without notice and without liability on the part of the Bank for such termination.

You acknowledge that this offer letter (along with the documents referenced in this offer letter), represents the entire agreement between you and the Bank regarding your employment by the Bank and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Bank.

This offer letter and the referenced documents shall be governed and construed in accordance with the laws of the State of New Jersey and applicable federal law.  You acknowledge that you have received, read and understand the 1st Constitution Bank Employee Handbook and will be bound by it as the same is in effect from time to time.

Once you have had an opportunity to review this letter, please call me if I can answer any questions.  I can be reached at (609) 578-4415.

If you are in agreement with the terms of this offer letter and the referenced documents, please sign below.  This offer is in effect for five (5) business days and thereafter is deemed withdrawn by the Bank unless signed and returned by you to the Bank within such period.

Signatures:

1st Constitution Bank

/s/ Dorine M. Nicol

By: Dorine M. Nicol Sr. Vice President Human Resources Director

January 28, 2014
Date

/s/ Stephen J. Gilhooly
Stephen J. Gilhooly

February 5, 2014
Date